Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
	Contacts:	Michael W. Metcalf, CFO Powell Industries, Inc. 713-947-4422

Ken Dennard /Natalie Hairston Dennard Lascar Investor Relations POWL@dennardlascar.com 713-529-6600

POWELL INDUSTRIES ANNOUNCES

FISCAL 2019 FOURTH QUARTER RESULTS

Fiscal Year 2019 New Orders Up 47% Versus Prior Year

HOUSTON — DECEMBER 4, 2019 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2019 fourth quarter ended September 30, 2019.

Revenues for the fourth quarter of fiscal 2019 were $148.5 million compared to revenues of $134.9 million for the fourth quarter of fiscal 2018. The Company reported net income for the fourth quarter of 2019 of $6.5 million, or $0.56 per diluted share, compared to net income of $1.5 million, or $0.13 per diluted share, for the fourth quarter of fiscal 2018.

New orders placed during the fourth quarter of fiscal 2019 totaled $162 million compared to $145 million in the third quarter of fiscal 2019 and compared to $78 million in the fourth quarter of fiscal 2018. The Company’s backlog as of September 30, 2019 was $419 million, up 3% sequentially from $407 million as of June 30, 2019 and compared to $261 million at the end of last year’s fourth quarter.

Brett A. Cope, Powell’s President and Chief Executive Officer, stated, “Our fourth quarter results represent solid operational performance across the Company. Throughout fiscal 2019, our teams have executed well on our gradually improving backlog, while also effectively managing our cost structure to meet increased customer demand. The international markets that support our operations in both Canada and the UK began to show moderate improvement in mid-year fiscal 2019, which have helped to contribute to our favorable year-end backlog position.”

Cope added, “New orders in our fourth quarter were $162 million and included solid contributions from our core oil, gas, and petrochemical customers, resulting in full year 2019 new orders of $676 million, a 47% increase over fiscal 2018. Additionally, free cash flow in the current quarter was strong, generating $34 million dollars, resulting in $64 million dollars of free cash flow for the full fiscal year ended September 30, 2019.”

OUTLOOK

Commenting on the company’s outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “As we exit fiscal 2019, based upon our current backlog level as well as our expectation of sustained inquiry activity across our core end markets, we anticipate that fiscal 2020 will generate a solid increase in revenue over fiscal 2019. With this, we intend to increase the level of internal investment in research and development in fiscal 2020 by double digits in order to drive future growth, while continuing to deliver overall business profitability.”

CONFERENCE CALL

Powell Industries has scheduled a conference call for Thursday, December 5, 2019 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 12, 2019. To access the replay, dial 201-612-7415 using a passcode of 13695044#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
(In thousands, except per share data)
	(Unaudited)
Revenues	$148,504	$134,897	$517,180	$448,716
Cost of goods sold	119,949	110,892	430,204	383,361

Gross profit	28,555	24,005	86,976	65,355

Selling, general and administrative expenses	19,710	18,306	69,950	66,768
Research and development expenses	1,339	1,791	6,327	6,717
Amortization of intangible assets	45	44	177	205
Insurance proceeds	—	—	(950)	—
Restructuring, separation and other expenses, net	(222)	787	11	787

Operating income (loss)	7,683	3,077	11,461	(9,122)

Other income	—	(240)	—	(747)
Interest expense	60	54	230	207
Interest income	(396)	(172)	(1,103)	(883)

Income (loss) before income taxes	8,019	3,435	12,334	(7,699)

Income tax provision (benefit)	1,481	1,896	2,444	(547)

Net income (loss)	$6,538	$1,539	$9,890	$(7,152)

Earnings (loss) per share:
Basic	$0.56	$0.13	$0.85	$(0.62)
Diluted	$0.56	$0.13	$0.85	$(0.62)

Weighted average shares:
Basic	11,584	11,518	11,571	11,507
Diluted	11,655	11,613	11,634	11,507

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,624	$3,248	$12,032	$12,903
Capital Expenditures	$1,065	$524	$4,306	$4,502
Dividends Paid	$3,007	$2,982	$11,998	$11,916

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2019	2018
(In thousands)
Assets:
Cash, cash equivalents and short-term investments	$124,681	$49,754
Restricted cash	—	19,154
Other current assets	203,887	207,754
Property, plant and equipment, net	120,812	128,764
Restricted cash (non-current)	—	5,987
Long-term assets	18,031	18,538

Total assets	$467,411	$429,951

Liabilities and equity:
Current liabilities	$157,896	$117,849
Long-term debt, net of current maturities	800	1,200
Deferred and other long-term liabilities	9,562	9,258
Stockholders’ equity	299,153	301,644

Total liabilities and stockholders’ equity	$467,411	$429,951

SELECTED FINANCIAL DATA:
Working capital	$170,672	$158,813

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